Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
April 21, 2009

FIRST NATIONAL CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

Strasburg, Virginia (April 21, 2009) --- First National Corporation (OTCBB: FXNC) reported net income of $37 thousand for the first quarter of 2009. After the effective dividend on preferred stock, net loss available to common shareholders was $7 thousand, or $0.00 per basic and diluted share, compared to $1.4 million in net income, or $0.49 per basic and diluted share, for the same period in 2008.

Harry S. Smith, President and CEO commented, "We determined that another sizeable increase in the allowance for loan losses was prudent considering economic indicators, regional collateral values and other factors.  This action further prepares the Company for the possibility of an extended recession. Although earnings have been impacted for two consecutive quarters from substantial increases in the reserve for loan losses, I am pleased that net interest income has remained stable when compared to the fourth quarter of 2008.”

First Quarter 2009 vs. First Quarter 2008

The decrease in first quarter 2009 earnings compared to the same period in 2008 was primarily attributable to a $901 thousand increase in the provision for loan losses.  Other factors included a decrease in net interest income and noninterest income and an increase in noninterest expenses. Return on assets and return on equity were 0.03% and 0.35%, respectively, for the first quarter of 2009 compared to 1.06% and 14.65% for the same quarter in 2008.

Net interest income decreased to $4.2 million for the first quarter of 2009 compared to $4.7 million for the same quarter of 2008. The net interest margin decreased 36 basis points and average interest-earning assets increased $4.1 million when comparing the two periods. The decreased margin resulted from reversals of accrued interest on loans placed on non-accrual status during the first quarter combined with the impact of Federal Reserve rate cuts in the fourth quarter of 2008. These rate cuts compressed the margin as funding costs did not fall at the same pace as earning asset yields.

Noninterest income totaled $1.3 million for the first quarter of 2009, a decrease of 16%, compared to $1.5 million for the same quarter of 2008. The decrease in noninterest income resulted primarily from less overdraft fee income.

Noninterest expense increased to $4.4 million for the first quarter of 2009 compared to $3.8 million for the same period in 2008. This was attributable to occupancy and other operating expenses. Occupancy expense increased from new lease payments on future branch sites and increased depreciation expense from the new operations center. Other operating expenses increased primarily from higher FDIC assessments and foreclosed property expenses.

Net charge-offs were $260 thousand for the first quarter of 2009, compared to $4 thousand for the first quarter of 2008. Non-performing assets totaled $17.3 million compared to $1.8 million one year ago. Economic conditions, declines in collateral values and other factors resulted in a loan loss provision of $1.2 million in the first quarter of 2009 compared to $270 thousand for the same period in 2008. The allowance for loan losses increased $2.1 million to $6.6 million or 1.46% of total loans at March 31, 2009, compared to $4.5 million or 1.00% of total loans at March 31, 2008.

First Quarter 2009 vs. Fourth Quarter 2008

Net interest income remained stable in the first quarter of 2009 when compared to the previous quarter. Net interest income was $4.2 million for the first quarter of 2009 compared to $4.3 million for the fourth quarter of 2008. The net interest margin remained at 3.38% for the first quarter of 2009 when compared to the fourth quarter of 2008.

Noninterest income totaled $1.3 million, a decrease of 12%, compared to $1.4 million for the fourth quarter of 2008. The decrease in noninterest income resulted primarily from less overdraft fee income.

Noninterest expense for the first quarter of 2009 was $4.3 million, a 2% decrease when compared to $4.4 million for the fourth quarter of 2008. This is reflective of cost control plans implemented by the Company.

Net charge-offs were $260 thousand for the first quarter of 2009, compared to $427 thousand for the fourth quarter of 2008. Non-performing assets totaled $17.3 million compared to $14.4 million for the fourth quarter of 2008. Economic conditions, declines in collateral values, and other factors resulted in a loan loss provision of $1.2 million in the first quarter of 2009 compared to $1.3 million for the fourth quarter of 2008. The allowance for loan losses increased $911 thousand to $6.6 million or 1.46% of total loans at March 31, 2009, compared to $5.7 million or 1.25% of total loans at December 31, 2008.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
Income Statement	March 31, 2009		March 31, 2008
Interest and dividend income
Interest and fees on loans	$6,061		$7,718
Interest on federal funds sold	2		6
Interest on deposits in banks	-		18
Interest and dividends on securities available for sale:
Taxable interest	509		515
Tax-exempt interest	139		133
Dividends	6		50
Total interest and dividend income	$6,717		$8,440

Interest expense
Interest on deposits	$2,141		$3,033
Interest on federal funds purchased	8		19
Interest on company obligated mandatorily redeemable capital securities	127		223
Interest on other borrowings	248		513
Total interest expense	$2,524		$3,788

Net interest income	$4,193		$4,652
Provision for loan losses	1,171		270
Net interest income after provision for loan losses	$3,022		$4,382

Noninterest income
Service charges	$554		$698
Fees for other customer services	343		337
Trust and investment advisory fees	308		330
Gains on sale of loans	39		37
Gains on sale of securities available for sale	6		-
Other operating income	3		98
Total noninterest income	$1,253		$1,500

Noninterest expense
Salaries and employee benefits	$2,206		$2,103
Occupancy	331		250
Equipment	335		347
Other operating expense	1,405		1,117
Total noninterest expense	$4,277		$3,817

Income (loss) before income taxes	$(2)	$	$ 2,065
Income tax provision (benefit)	(39)		650
Net income	$37		$1,415

Effective dividend on preferred stock	(44)		-

Net income (loss) available to common shareholders	$(7)		$1,415

Common Share and Per Common Share Data
Net income, basic and diluted	$0.00		$0.49
Shares outstanding at period end	2,922,860		2,922,860
Weighted average shares, basic and diluted	2,917,172		2,910,473
Book value at period end	$18.12		$13.47
Cash dividends	$0.14		$0.14

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
	March 31, 2009	March 31, 2008
Key Performance Ratios
Return on average assets	0.03%	1.06%
Return on average equity	0.35%	14.65%
Net interest margin	3.38%	3.74%
Efficiency ratio (1)	77.46%	61.25%

Asset Quality
Loan charge-offs	$364	$77
Loan recoveries	104	73
Net charge-offs	260	4
Non-accrual loans	12,572	1,472
Other real estate owned	4,703	377
Non-performing assets	17,275	1,849

Average Balances
Average assets	$547,979	$538,923
Average earning assets	513,036	508,896
Average shareholders’ equity	43,035	38,853

	(unaudited)
	March 31, 2009	March 31, 2008
Capital Ratios
Tier 1 capital	$62,973	$48,631
Total capital	68,840	53,104
Total capital to risk-weighted assets	14.69%	11.47%
Tier 1 capital to risk-weighted assets	13.44%	10.50%
Leverage ratio	11.49%	9.02%

Balance Sheet
Cash and due from banks	$6,726	$8,950
Interest-bearing deposits in banks	1,935	2,063
Federal funds sold	14,622	-
Securities available for sale, at fair value	54,107	57,017
Loans held for sale	408	678
Loans, net of allowance for loan losses	443,376	440,075
Premises and equipment, net	21,252	20,470
Interest receivable	1,750	2,271
Other assets	10,946	4,011
Total assets	$555,122	$535,535

Noninterest-bearing demand deposits	$75,471	$83,637
Savings and interest-bearing demand deposits	140,024	172,970
Time deposits	252,458	183,421
Total deposits	$467,953	$440,028
Federal funds purchased	-	3,261
Other borrowings	20,336	40,532
Company obligated mandatorily redeemable capital securities	9,279	9,279
Accrued expenses and other liabilities	4,582	3,060
Total liabilities	$502,150	$496,160

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited)
	March 31, 2009	March 31, 2008
Balance Sheet (continued)
Preferred stock	$13,906	$-
Common stock	3,653	3,653
Surplus	1,389	1,453
Retained earnings	34,819	34,319
Unearned ESOP shares	(177)	(352)
Accumulated other comprehensive loss, net	(618)	302
Total shareholders’ equity	$52,972	$39,375

Total liabilities and shareholders’ equity	$555,122	$535,535

Loan Data
Mortgage loans on real estate:
Construction	$60,047	$72,062
Secured by farm land	1,762	1,765
Secured by 1-4 family residential	117,752	106,481
Other real estate loans	198,630	191,003
Loans to farmers (except those secured by real estate)	3,164	2,108
Commercial and industrial loans (except those secured by real estate)	53,166	53,052
Consumer installment loans	14,067	17,294
Deposit overdrafts	353	188
All other loans	996	595
Total loans	$449,937	$444,548
Allowance for loan losses	6,561	4,473
Loans, net	$443,376	$440,075

(1) The efficiency ratio is computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income excluding securities gains and losses. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense.  The tax rate utilized in calculating the tax benefit for 2008 and 2007 was 34%.  Net interest income on a tax equivalent basis was $4,274 and $4,732 for the three months ended March 31, 2009 and 2008, respectively. Noninterest income excluding securities gains and losses was $1,247 and $1,500 for the three months ended March 31, 2009 and 2008, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.